Exhibit (d)(1)(ii)

January 1, 2017

Mr. Todd Modic

Senior Vice President

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, as amended, between Voya Equity Trust (“VET”) and Voya Investments, LLC (the “Agreement”), we hereby notify you of our intention to modify the breakpoints to the annual management fee for Voya SmallCap Opportunities Fund (the “Fund”), effective as of January 1, 2017, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement.  The Amended Schedule A, which indicates the annual management fee for the Fund, is attached hereto.

Please signify your acceptance to the modified breakpoints to the annual management fee for the aforementioned Fund by signing below where indicated.

Very sincerely,

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Equity Trust

ACCEPTED AND AGREED TO:
Voya Investments, LLC

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA EQUITY TRUST

and

VOYA INVESTMENTS, LLC

Series	Effective Date	Annual Management Fee
(as a percentage of average daily net assets)

Voya Large Cap Value Fund	May 1, 2015	0.750% on the first $1 billion of assets;
0.725% on the next $1 billion of assets;
0.700% on the next $1 billion of assets;
0.675% on the next $1 billion of assets; and
0.650% thereafter

Voya MidCap Opportunities Fund	May 1, 2015	0.850% on the first $1 billion of assets;
0.800% on the next $500 million of assets;
0.750% on the next $500 million of assets; and
0.700% thereafter

Voya Multi-Manager Mid Cap Value Fund	May 1, 2015	0.800% on all assets

Voya Real Estate Fund	May 1, 2015	0.800% on all assets

Voya SmallCap Opportunities Fund	January 1, 2017	1.000% on the first $250 million of assets;
0.900% on the next $250 million of assets;
0.850% on the next $250 million of assets;
and
0.820% thereafter

Voya SMID Cap Growth Fund	December 5, 2016	0.850% on all assets

Voya U.S. High Dividend Low Volatility Fund	December 5, 2016	0.450% on all assets